CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 25, 2002 relating to the financial statements and financial statement schedule of Cognex Corporation, which appears in Cognex Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
July 22, 2002